AMENDED AND RESTATED
LOAN AGREEMENT

This AMENDED AND RESTATED LOAN AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement” or the “Agreement”) is made and entered into effective as of the 23rd day of May, 2022 by and between BAIRD FUNDS, INC., a Wisconsin corporation (the “Corporation”), not individually but solely on behalf of its Funds as set forth on Exhibit A, separately and not jointly (each such Fund a “Borrower” or “Borrowing Fund” and collectively the “Borrowers” or “Borrowing Funds”), with its address at 777 East Wisconsin Avenue, 18th Floor, Milwaukee, Wisconsin 53202 and U.S. BANK NATIONAL ASSOCIATION, a national banking association with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the “Bank”).

W I T N E S S E T H:

WHEREAS, the Bank and the Corporation entered into a loan agreement originally effective as of May 18, 2012, as amended; and

WHEREAS, the parties wish to completely amend and restate the loan agreement to extend the maturity date and to add, modify and restate certain other provisions therein by entering into this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.(a) Definitions. The following terms shall have the meanings specified below:

“Act” shall mean the Investment Company Act of 1940, as amended. “Advisor” shall mean the investment advisor for the Corporation and the Borrowing Funds as identified in Section 7(m).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Corporation or Borrowing Funds from time to time concerning or relating to bribery or corruption.

“Applicable Law” shall mean and include laws, statutes, ordinances, and rules and regulations thereunder, and interpretations thereof by any Governmental Authority charged with the administration or the interpretation thereof, common law and orders, requests, directives, instructions and notices of any Governmental Authority having the force of law, and all related orders, writs, judgments, injunctions, decrees or awards to which the Corporation or any Borrowing Fund shall or may be subject, including without limitation, any environmental laws, Anti-Corruption Laws and applicable Sanctions.

“Articles of Incorporation” of the Corporation shall mean the document creating such Corporation.

“Authorized Officer” shall have the meaning set forth in Section 6(a)(i)(C). “Bank” shall have the meaning set forth in the preamble.

“Borrowing Fund” shall mean the particular Fund for which a Loan hereunder has been requested.

“Borrowing Fund Limit” shall mean with respect to any Borrowing Fund at any time, the lesser of (i) an amount which, when added to the principal amount of all other Loans then outstanding, would not cause the Maximum Amount to be exceeded, or (ii) 33.33% of the gross market value of such Borrowing Fund, or (iii) 33.33% of the net market value of the unencumbered assets of such Borrowing Fund (both values as determined solely by the Bank using consistently-applied valuation methods disclosed to the Borrower) which (A) are recorded on the Borrower's books and records as belonging solely to the Fund, and (B) are not subject to segregation or any special purpose usage, and (C) as to which no third party has any pledge, security interest, lien or any other rights, and (D) are held by the Bank as sole Custodian.

“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banking institutions in the State of Ohio are authorized or required by law or other government actions to close.

“Change In Law” shall have the meaning set forth in Section 3(c).

“Change of Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of twenty-five percent (25%) or more of the outstanding shares of voting equity interests of the Advisor on a fully diluted basis; or (b) occupation of a majority of the seats on the board of directors or trustees (or similar governing body) of the Corporation or of the Advisor by Persons who were neither (x) nominated by such applicable governing body of the Corporation or Advisor nor (y) appointed or approved by such governing body.

“Custodian” shall mean the Bank, as custodian, pursuant to the Custody Agreements.

“Custody Agreements” shall mean those certain Custody Agreements now in effect between the Corporation and the Bank, as they may be amended, restated, modified or supplemented from time to time.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Dollar” and “$” shall mean the lawful currency of the United States of America. “Effective Date” shall have the meaning set forth in Section 6(a).

“E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“Event of Default” shall have the meaning set forth in Section 7.

“Fund” shall mean a specific Series under the Corporation which may undertake Loans hereunder, and “Funds” shall mean the complete list of all such Series specified in Exhibit A attached hereto and made a part hereof, regardless of name changes to, and including all subaccounts and all assets of, replacements or substitutions for such specified Series for which the Bank is Custodian, now existing or added in the future.

“Fund Statement” shall mean each Fund's Statement of Additional Information now in effect, as they may be amended, restated, modified or supplemented from time to time.

“GAAP” shall mean generally accepted accounting principles in the United States consistently applied in accordance with past practices.

“Governmental Authority” shall mean any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court.

“Indebtedness” of any person shall mean all of the obligations of such person which, in accordance with GAAP, would be included as liabilities on the balance sheet of such person including, without limitation, (i) any indebtedness, obligation or liability of any kind or nature whatsoever and (ii) any guarantee, indemnity, endorsement, suretyship or other contingent obligation of any kind or nature whatsoever in respect of the obligations of another person.

“Investment” shall mean, when used with respect to any person, any direct or indirect purchase or other acquisition by such person of a beneficial interest in capital stock, bonds, notes, debentures or other securities issued by any other person or any direct or indirect advance, loan or other extension of credit or capital contribution by such person to any other person.

“Lien” shall mean any mortgage, pledge, security interest, charge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), or other security agreement of any kind or nature whatsoever.

“Loan” and “Loans” shall have the meaning set forth in Section 2(a).

“Loan Documents” shall mean this Agreement, the Note, and all other documents and instruments executed in connection herewith and with the Loans, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Request” shall have the meaning set forth in Section 2(c).

“Maturity Date” shall mean, with respect to each Loan, the earlier of (a) the date that is forty-five (45) Business Days after the making of such Loan, or (b) May 22, 2023 (or the date of any extension of this Agreement or such Maturity Date in a writing signed by the Bank).

“Maximum Amount” shall mean Eight Hundred Fifty Million Dollars ($850,000,000) in the aggregate for all Funds under this facility.

“Net Assets” of any Borrowing Fund shall mean from time to time, the net assets of such Borrowing Fund, calculated by taking the sum of the market value of such Fund's securities plus any cash and other assets (including dividends and interest accrued but not collected) less all liabilities, including accrued expenses, allocable to such Fund.

“Non-Excluded Taxes” shall have the meaning set forth in Section 3(d). “Note” shall have the meaning set forth in Section 2(b).

“Obligations” of any Borrowing Fund shall mean all of such Borrowing Fund’s liabilities, obligations and indebtedness to the Bank hereunder, under the applicable Note and the other Loan Documents, or otherwise incurred in connection with such Fund, whether heretofore, now or hereafter arising and howsoever evidenced, whether primary, secondary, contingent or fixed or arising under oral or written agreement or by operation of law.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Officer’s Certificate” shall mean a certificate signed in the name of the Corporation (on behalf of the Borrowing Funds) by an Authorized Officer containing the information noted in Section 6(a)(i), and any amendment, restatement, supplement to or modification of same.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Permitted Indebtedness” shall mean as to any Fund (i) liabilities incurred in the ordinary course of business which are not past due (except for those taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves in conformity with GAAP have been provided), (ii) liabilities such Fund is permitted to incur under the applicable Fund Statement or Prospectus, (iii) the Obligations of such Fund, and (iv) other obligations, liabilities and indebtedness owed by such Fund to the Bank.

“Person” shall mean any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, corporation or other entity or organization, or any Governmental Authority.

“Prime Rate” shall mean the rate, which the Bank announces as its prime-lending rate, as in effect from time to time. The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs and does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial or other loans at rates of interest at, above or below the Prime Rate.

“Prospectus” shall mean the Prospectus of each of the Funds now in effect, as they may be amended, restated, modified or supplemented from time to time.

“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any person, entity or group listed in any Sanctions-related list of designated persons, entities or groups maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any person, entity or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any person, entity or group 50% or more owned, individually or in the aggregate, directly or indirectly, by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury (or otherwise relevant sanctions authority) of the United Kingdom.

“Series” shall mean a separate series, under the Act, established by the Corporation's directors pursuant to the Articles of Incorporation.

“UETA” means the Uniform Electronic Transactions Act as in effect in the State of Ohio, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

(b)    General Provisions Relating to Definitions. Terms for which meanings are defined in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “including” means including, without limiting the generality of any description preceding such term. Each reference herein to any person shall include a reference to such person's permitted successors and assigns. For all purposes under the Loan Documents, in connection with any division or plan of division under Wisconsin law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

(c)    Cross-References. Unless otherwise specified, references in this Agreement and in each Loan Document to any Section are references to such Section of this Agreement or such Loan Document, as the case may be, and unless otherwise specified, references in any Section or definition to any clause are references to such clause of such Section or definition.

2.    Loan Facility.

(a)    Loans. Subject to the terms and conditions set forth herein, and subject to the satisfaction of the conditions set forth in Section 6 hereof, the Bank may, in its sole discretion, lend and relend to one or more Borrowing Funds, during the period from the Effective Date to the earlier of (i) the Maturity Date (or the date of any extension of this Agreement in a writing signed by the Bank and the Borrower), or (ii) the date of the occurrence of an Event of Default in respect of such Fund or Funds, unless waived in a writing signed by the Bank, such amounts as the Corporation may from time to time request for such Borrowing Fund hereunder (each individually a “Loan” and collectively, the “Loans”) up to an aggregate principal amount outstanding at any time not to exceed either the Borrowing Fund Limit for each such Borrowing Fund or the Maximum Amount. If the aggregate amount of Loans made to any Borrowing Fund hereunder and outstanding at any one time exceeds such limits, then such Borrowing Fund shall, within five (5) days thereof, repay a sufficient amount of the Loans to bring the outstanding Loan amount within such limits. The proceeds of Loans may only be used by the Borrowing Fund for short term liquidity in connection with shareholder redemptions or other temporary purposes permitted under the Fund Statement and Prospectus. Because of such limited usage, it is contemplated by both parties hereto that this facility shall consist of Loans due in forty-five (45) Business Days.

This Agreement does not establish a commitment or obligation of the Bank to lend money to any Borrowing Fund hereunder. The decision of whether or not to make any Loan shall be made by the Bank in its sole and absolute discretion. As noted above, it is contemplated by both parties hereto that this facility shall consist of (a) an initial Loan due in forty-five (45) Business Days, as to which the Bank may, but is not obligated to, relend prepaid amounts up to the Borrowing Fund Limit during such terms, followed by (b) additional Loans up to such Borrowing Fund Limit with identical forty-five (45) Business Day repayment terms. For purposes of clarity, any second or additional Loans to the same Borrowing Fund allowed by the Bank during the 45-day term of an outstanding Loan is due at the same time as such outstanding Loan (i.e. at the end of its 45-day period).

(b)    Note. The Loans to each Borrowing Fund shall be evidenced by an amended and restated promissory note given by the Corporation to the Bank on behalf of the Corporation’s Borrowing Funds, and substantially in the form of Exhibit B, attached hereto and made a part hereof (as such note may be extended, amended, restated, supplemented or otherwise modified from time to time, and together with any one or more notes which may be issued in exchange for such note, the “Note”). The Bank is hereby authorized to enter from time to time the principal balance of the Loans to each Borrowing Fund and all payments thereon on the reverse of the Note or in the Bank's regularly maintained data processing records, and the aggregate unpaid amount of the Loans to such Borrowing Fund set forth thereon or therein shall be presumptive evidence of the amount owing to the Bank and unpaid thereon, absent manifest error. The Corporation further authorizes the Bank to charge any account of a Borrowing Fund at the Bank (regardless of and including all account numbers related to that Fund) or charge or increase any loan balance of such Borrowing Fund for the amount of any payments due to the Bank hereunder from such Borrowing Fund. The Corporation, the Borrowing Funds and the Bank acknowledge and agree that the obligations of the Borrowing Funds to the Bank under the promissory note issued under the original loan agreement, as amended, shall not be deemed cancelled or satisfied, but shall now be evidenced by the Note given hereunder.

(c)    Loan Requests. The Corporation, on behalf of a Borrowing Fund, shall notify, by written notice or e-mail in the form of Exhibit D, attached hereto and made a part hereof (each such notice, a “Loan Request”), to such person at the Bank as the Bank may, from time to time, instruct the Corporation, by 2:00 p.m. (Eastern Time) on each day on which the Corporation desires that a Fund obtain a Loan hereunder, which day must be a Business Day, specifying the amount of the Loan desired and the Fund borrowing the Loan. Any such e-mail shall be only from the confirmed e-mail address of an Authorized Officer who is an executive officer of the Corporation (or other person designated by such an Authorized Officer as authorized to request advances and direct repayments under the Loan Agreement) and include approval by such Authorized Officer (or such other authorized person) of an attached Loan Request (whether or not signed, and if not signed being deemed to incorporate as accepted by the Borrowing Fund all terms and conditions of such Loan Request form). Notwithstanding the foregoing sentence, the Corporation may verbally request a Loan hereunder, whether up to the initial Maturity Date or for a new Maturity Date, provided that the Corporation shall, on the same day, send the Bank by e-mail or telecopy a follow-up Loan Request in respect thereof. The Bank may rely upon, and shall incur no liability for relying upon, any oral or written request the Bank believes to be genuine and to have been signed, sent or made by such an Authorized Officer or such other authorized person. In no event shall the Corporation request any loan which, if advanced, would cause the aggregate principal amount of all Loans outstanding to exceed the applicable Borrowing Fund Limit or Maximum Amount. Each e-mail or verbal request for a Loan hereunder shall be deemed to include, and each written request shall include, a representation that all of the representations and warranties made by the Corporation with respect to the applicable Fund in the Loan Documents are and will be, after giving effect to the requested Loan, true and correct, that all the conditions precedent to such Loan as set forth in Section 6 hereof have been satisfied, and that the proceeds of the Loan will not be used for any purpose that is not permitted hereunder. Each advance of Loan proceeds hereunder shall be in a minimum amount of $1,000.00.

(d)    Disbursement of Funds. Each Loan shall be effectuated by the Bank crediting a trust account maintained by the Bank for the designated Borrowing Fund, all as further specified in Exhibit A hereto.

(e)    Interest.

(i)    Each Borrowing Fund shall pay interest on the outstanding principal balance of such Borrowing Fund’s Loan at a rate per annum equal to the greater of (i) one percent (1.0%) or (ii) the Prime Rate minus two percent (2.0%), which interest shall be payable monthly, in arrears, commencing on June 1, 2022 and on the first day of each month thereafter and on the date specified in clause (b) of the definition of Maturity Date; provided that a Borrowing Fund may at its option pay such interest whenever all or any part of its Loans are due, whether on the Maturity Date, by virtue of a mandatory prepayment, or by reason of demand, acceleration or otherwise (on the amount then due) and whenever such Borrowing Fund repays all or part of such Borrowing Fund’s Loan as a voluntary prepayment. The Bank will invoice the Corporation on a monthly basis for interest due on Loans to its Borrowing Funds for the previous month.

(ii)    Upon the occurrence and during the continuance of any Event of Default hereunder by a Borrowing Fund, at the option of the Bank, the Loans and other outstanding Obligations of the defaulting Borrowing Fund to the Bank shall bear interest (computed and adjusted in the same manner, and with the same effect, as interest on the Loans to such Borrowing Fund prior to the occurrence of such Event of Default) payable on demand at a rate equal to three percent (3%) per annum in excess of the otherwise applicable rate (the “Default Rate”).

(iii)    Interest on the Loans shall be computed on the basis of a year consisting of three hundred sixty (360) days but applied to the actual number of days elapsed.

(iv)    If any payment by a Borrowing Fund is not made within ten (10) days after the date due, such Borrowing Fund shall pay the Bank an amount equal to five percent (5%) of such payment or $50.00, whichever is greater.

(f)    Maximum Outstanding Period. Notwithstanding anything herein to the contrary, no Loan shall be outstanding for more than forty-five (45) Business Days after the date that the first Loan during such forty-five (45) Business Day period is made.

3.    Payments.

(a)    Mandatory Prepayments.

(i)    If (A) the aggregate principal amount of all Loans outstanding exceeds the Maximum Amount at any time or (B) the aggregate principal amount of the Loans outstanding to a Borrowing Fund exceeds the Borrowing Fund Limit with respect to such Borrowing Fund at any time, such excess shall be immediately due and payable to the Bank and (x) all Borrowing Funds having outstanding Loans, pro rata based on the outstanding principal amount of such Loans in the case of clause (A) above, or (y) the applicable Borrowing Fund in the case of clause
(B) above, as applicable, shall repay such excess.

(ii)    Each Borrowing Fund shall repay each of its Loans in full in cash together with interest accrued thereon and any other fees and charges hereunder on the Maturity Date of such Loan and, if earlier, the date on which such Loans become due, whether by virtue of a mandatory prepayment provision, by demand, acceleration or otherwise.

(b)    Voluntary Prepayments. Each Borrowing Fund may prepay its Loans in whole or in part from time to time without premium or penalty; provided, however, that each prepayment shall designate the Loan being repaid and be in an amount equal to, or greater than, $1,000.00 or, if less, the outstanding balance of such Loan, and shall be made with interest accrued thereon to the date of payment.

(c)    Increased Costs. If there shall occur any Change in Law which shall have the effect of imposing on the Bank (or the Bank’s holding company) any increase or expansion of or any new: tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of the Bank or other conditions affecting the extensions of credit under this Agreement; then Borrower shall pay to the Bank such additional amounts as the Bank deems reasonably necessary to compensate the Bank for any increased costs to the Bank attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on the Bank’s capital and/or the Bank’s revenue attributable to such extension(s) of credit. “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any, law, rule, regulation or treaty, any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guidance or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued. The Bank’s determination of the additional amount(s) due under this paragraph shall be binding in the absences of manifest error, and such amount(s) shall be payable within 10 days of written demand and, if recurring, as otherwise billed by the Bank. Failure or delay on the part of the Bank to demand compensation pursuant to this Section 3(c) shall not constitute waiver of the Bank’s right to demand such compensation.

(d)    Taxes. All payments made by the Borrowing Funds under this Agreement and the Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Bank hereunder or under the Note, such amounts shall be increased to the extent necessary to yield to the Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Note. Whenever any Non-Excluded Taxes are payable by a Borrowing Fund, as promptly as possible thereafter the Corporation shall send to the Bank a certified copy of an original official receipt received by such Borrowing Fund or the Corporation, as the case may be, showing payment thereof. If a Borrowing Fund fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, such Borrowing Fund shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

(e)    Place of Payment. All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at 425 Walnut Street, Cincinnati, OH 45202, or at such other place as may be designated by the Bank to the Corporation in writing.

(f)    Business Day Payments. Whenever any of the terms and provisions of this Agreement or the other Loan Documents provides that any payment to be made shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(g)    Application of Payment. Any payments received by the Bank from the Borrowers on account of the Obligations will be applied in such order as the Bank may elect in its sole discretion.

4.    Representations and Warranties. To induce the Bank to enter into this Agreement, the Corporation, as to itself and its Funds, represents and warrants to the Bank as follows:

(a)    Existence. The Corporation is duly organized, validly existing and in active status as a corporation under the laws of Wisconsin and is registered as an investment company under the Act.

(b)    Authority. The Corporation and each Fund have full power and authority to own their respective properties and to conduct their business as investment companies and to execute, deliver and perform, and, with respect to the Corporation, cause each of its Borrowing Funds to perform, its obligations under this Agreement and the other Loan Documents.

(c)    Authorization. The execution, delivery and performance by the Corporation and its Funds of this Agreement and the other Loan Documents: (i) have been duly authorized by all requisite corporate action; (ii) do not and will not violate (A) any law, regulation, order, writ, judgment, decree, determination or award currently in effect and applicable to the Corporation, (B) its Articles of Incorporation or other organizational or governing documents of the Corporation or any Fund Statement or Prospectus, (C) any provision of any agreement to which the Corporation is a party, or by which it or any of its properties or assets are bound, and (D) any franchise, license, permit, certificate, authorization, qualification, accreditation or other similar right, consent or approval of or applicable to the Corporation; and (iii) do not and will not result in the creation or imposition of any Lien upon any of the properties or assets of any Fund of the Corporation, except in favor of the Bank. No consents, licenses, permits, applications or authorizations of, notices or reports to, or registrations, filings or declarations with, any Governmental Authority or other third party are required to be obtained in connection with the execution, delivery or performance by the Corporation or its Funds, as the case may be, of any of the Loan Documents.

(d)    Enforceability. This Agreement and the other Loan Documents have been duly executed and delivered by the Corporation on behalf of itself and its Funds, and constitute the legal, valid and binding obligations of the Corporation and its Borrowing Funds, as the case may be, enforceable against the Corporation and its Borrowing Funds, as the case may be, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

(e)    Financial Information; Adverse Change. The Corporation has provided, or prior to the Effective Date will provide, the Bank with (i) audited financial statements for each Fund’s most recently ended fiscal year and (ii) the related up to date Prospectus for each Fund of the Corporation. No Fund of the Corporation has any contingent liabilities not provided for or disclosed in such financial statements. Such financial statements present fairly, in all material respects, the financial condition of each Fund in accordance with GAAP. There has been no material adverse change in the business or financial condition of the Corporation or Funds since the date of such financial statements.

(f)    Indebtedness. The Borrowing Funds of the Corporation have no Indebtedness other than Permitted Indebtedness.

(g)    Investments. None of the Borrowing Funds of the Corporation have Investments which such Fund is not authorized to have or which are inconsistent with or conflict with the provisions of the Prospectus relating to such Fund or for which it or such Fund is required to obtain shareholder approval.

(h)    Litigation. There is no litigation or other action or proceeding or order of any court or Governmental Authority pending or, to the best of the knowledge of the Corporation after diligent investigation, threatened against or affecting the Corporation or any of its Funds, or (to the knowledge of the Corporation or such Funds) the Advisor, with respect to its activities on behalf of the Funds.

(i)    Title to Property. Each Fund of the Corporation has good, indefeasible and merchantable title to and ownership of all of its assets, free and clear of all Liens except those in favor of the Bank.

(j)    Compliance. The Corporation is in compliance with the Act and all other Applicable Laws.

(k)    Anti-Corruption Laws; Anti-Terrorism Laws. (1) The Corporation and the Borrowing Funds (and to the knowledge of the Corporation and the Borrowing Funds any related directors, officers, employees and agents) are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Neither the Corporation nor the Borrowing Funds (or to the knowledge of the Corporation and the Borrowing Funds any related directors, officers or employees) are a Sanctioned Person. No Loan, use of the proceeds of any Loan, or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions; (2) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Corporation and the Borrowing Funds are in compliance in all material respects with the PATRIOT Act.

(l)    No Default. No default (or event which, with notice or lapse of time, or both, would constitute a default) exists under any agreement or instrument to which any Borrowing Fund of the Corporation is a party or pursuant to which any property of such Fund is encumbered.

(m)    Taxes. The Corporation has filed all federal, state and local tax returns and other reports which it is required by law to file, has paid all taxes, assessments and other similar charges that are due and payable, except to the extent that any such taxes or charges are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books and records, and has withheld all employee and similar taxes which it is required by law to withhold.

(n)    Licenses, Etc. The Corporation has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, and other consents, rights and approvals which are necessary for the operation of its business, except to the extent failure to obtain or hold any of the foregoing could not reasonably be expected to have a material adverse effect on the business operations or financial condition of the Borrowing Funds. The Corporation is in compliance in all material respects with the terms of any such franchise, license, permit, certificate, authorization, qualification, accreditation, consent, right or approval.

(o)    Broker's Fees. No brokerage, finder's or similar fee or commission is due to any party by reason of the Funds of the Corporation entering into this Agreement or by reason of any of the transactions involving the Corporation or its Funds contemplated hereby, and such Funds of the Corporation shall indemnify and hold the Bank harmless from all such fees and commissions arising from the Funds of the Corporation entering into this Agreement.

(p)    Solvency. Immediately after giving effect to the execution and delivery of the Loan Documents and the making of the Loans hereunder to its Borrowing Funds and at all times thereafter while such Loans or any portion thereof are outstanding, such Borrowing Funds shall be solvent, shall be able to pay their debts and obligations as they become due, and shall have capital sufficient to carry on their respective businesses.

5.    Covenants. The Corporation and the Borrowing Funds, as applicable, agree with the Bank that, from the date of this Agreement and until the Loans are paid in full and all obligations under this Agreement and the other Loan Documents are fully performed and this Agreement has been terminated:

(a)    Books and Records; Inspection. The Corporation shall keep and maintain complete books, records and files with respect to its business in accordance with GAAP and shall accurately and completely record all transactions therein. The Corporation shall permit the officers, employees and designated representatives of the Bank, from time to time, to inspect the Corporation’s property and to inspect and make copies of or extracts from the books, records and files of the Corporation, and the Corporation shall make the same available to the Bank and its agents and representatives for such purposes at such reasonable times as the Bank shall request.

Any such inspection and copying shall be at the Bank’s sole cost and expense so long as no Event of Default relating to the Corporation has occurred and is continuing.

(b)    Financial Statements; Reports. The Corporation shall furnish to the Bank: (i) within one hundred twenty (120) days after the last day of each fiscal year of a Fund, a copy of the annual audit report of such Fund prepared in accordance with GAAP and consisting of at least a statement of assets and liabilities for each Fund as at the close of such fiscal year, a Schedule of Investments for each Fund as at the close of such fiscal year, a statement of operations for each Fund of the Corporation for such fiscal year and a statement of changes in net assets for Fund for such fiscal year, and certified by an independent certified public accountant that is registered with the Public Company Accounting Oversight Board in accordance with applicable regulatory requirements and appointed by the Corporation’s Board of Directors; (ii) with respect to any Fund having a Loan outstanding, statements (including market value) of such Fund's Net Assets, whether or not held by the Custodian, on a daily basis whenever such Loans are outstanding hereunder and otherwise upon the Bank's request; (iii) promptly upon transmission thereof, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Corporation shall file with the Securities and Exchange Commission or any governmental agencies substituted therefor or which the Corporation shall send to holders of interests in its Funds generally; (iv) promptly, any amendments to or restatements of the Fund Statement or Prospectus for, or Custodial Agreements relating to, each Fund of the Corporation and (v) such other reports and information as the Bank may reasonably request from time to time. Bank agrees that the Corporation shall have no obligation to deliver any document, report or financial statement to the Bank hereunder if the same is publicly available through the SEC’s EDGAR system or similar system.

(c)    Taxes. The Corporation shall file all federal, state and local tax returns and other reports the Corporation is required by law to file, and shall pay when due all taxes, assessments and other liabilities except for those contested in good faith by appropriate proceedings for which adequate reserves in conformity with GAAP will be provided and shall withhold all employee and similar taxes which it is required by law to withhold.

(d)    Existence and Status. The Corporation shall maintain its existence as a business corporation in active status under the laws of Wisconsin and shall continue to be registered as an investment company under the Act.

(e)    Compliance with Law. The Corporation shall comply in all material respects at all times with the Act and all other Applicable Laws. The Corporation will maintain in effect and enforce policies and procedures designed to ensure compliance by the Corporation, its subsidiaries, the Borrowing Funds, and their respective directors or trustees, officers, employees and agents, with Anti-Corruption Laws and applicable Sanctions.

(f)    PATRIOT Act Compliance. The Corporation and each Borrowing Fund shall provide such information and take such actions as are reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the PATRIOT Act.

(g)    Fund's Coverage Ratio. No Borrowing Fund shall permit the ratio of its (i) total assets minus total liabilities (other than liabilities of any kind or nature whatsoever for borrowed money and such Borrowing Fund’s liabilities in respect of overdrafts in any account (whether trust, demand deposit or other account) maintained by or on behalf of such Borrowing Fund) to (ii) total liabilities of any kind or nature whatsoever for borrowed money and such Borrowing Fund's liabilities in respect of overdrafts in any account (whether trust, demand deposit or other account) maintained by or on behalf of such Borrowing Fund to be less than 300% at any time.

(h)    Licenses. The Corporation shall have, acquire and maintain all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, and other consents, rights and approvals which are required by law or are necessary for the operation of its business, except to the extent failure to have, acquire or maintain any of the foregoing could not reasonably be expected to have a material adverse effect on the business operations or financial condition of the Borrowing Funds.

(i)    Notice. The Corporation shall notify the Bank in writing, promptly upon the Corporation's learning thereof, of: (i) any litigation, suit or administrative proceeding which may adversely affect the operations, financial condition or business of the Advisor with respect to its activities on behalf of the Funds, the Corporation or any Borrowing Fund (including without limitation any order of a court or Governmental Authority affecting the Corporation, any such Fund or the Advisor); (ii) any default by such Fund under any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which such Fund is a party or by which such Fund or its assets are bound, which default may adversely affect the operations, financial condition or business of such Fund; (iii) a Default or an Event of Default by the Corporation or any Borrowing Fund under this Agreement; and (iv) any default by any obligor under any note or other evidence of Indebtedness payable to such Fund.

(j)    Use of Proceeds. No Borrowing Fund shall use proceeds of its Loans for any purpose that is not permitted under the relevant Fund Statement and Prospectus. Each and every Loan made hereunder will be used for a business purpose consistent with this Loan Agreement. No Borrowing Fund will request any Loan, and no Borrowing Fund shall use (and the Corporation and the Borrowing Fund shall ensure that its directors, officers, employees and agents shall not use) the proceeds of any Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws. Neither the Corporation nor any Borrowing Fund will, directly or indirectly use the proceeds of a Loan, or lend, constitute or otherwise make available such proceeds to any subsidiary, joint venture, partner or other individual or entity (1) to fund any activities or business of or with any individual or entity, or in any territory, that at the time of such founding is, or whose government is, the subject of Sanctions, or (2) in any other manner that would result in the violation of any applicable Sanctions by any individual or entity.

(k)    Liens. No Fund shall create or permit to exist any Liens with respect to any of its assets or property, whether now owned or hereafter acquired, except Liens in favor of the Bank.

(l)    Investments. No Fund shall make, agree to make, or hold any Investment which it is not permitted to make without shareholder approval unless such approval has been obtained and shall make only those Investments which conform with the provisions of the relevant Prospectus. Without limiting the generality of the foregoing, no Fund shall make, agree to make, or hold any Investment which it is not permitted to make without shareholder (or other owner-member) approval (unless such approval has already been obtained) and shall comply in all respects with, and shall make only those Investments which conform with, the provisions of the Prospectus relating to such Fund.

(m)    Transfer of Property. No Fund shall sell, transfer, convey or lease, any of the assets or property of such Fund, other than in the ordinary course of business and in accordance with the Prospectus.

(n)    Change in Structure; Change in Business. The Corporation shall not enter into any business which is substantially different from that presently conducted by the Corporation. Each Fund shall maintain itself as a Series separate and apart from any other Series except as otherwise permitted by the Corporation’s Articles of Incorporation; provided that a Fund may merge with another Fund or Funds to the extent approved by the shareholders (or other owner members) of such Funds (but only on ten (10) days’ prior written notice to the Bank).

(o)    Indebtedness. No Fund shall incur or permit to exist any Indebtedness other than Permitted Indebtedness.

(p)    Bank Accounts. Other than accounts with U.S. Bank, the Corporation shall not make or maintain deposits on behalf of the Funds with any bank or similar institution which has any right of setoff, bankers’ lien, combination or consolidation of accounts, counterclaim or other similar right under Applicable Law with respect to such deposit.

(q)    Compliance with Agreements. The Corporation shall, and shall cause its Funds to, comply in all material respects with all agreements and instruments to which they are a party or pursuant to which any of their property is encumbered.

(r)    Contracts. The Corporation shall not, and shall not permit any Fund to enter into any agreement, contract or arrangement which would impair or materially adversely affect the Corporation’s or such Fund’s right and/or ability to carry on their business (as if such Fund was a separate business) as now conducted.

(s)    Insurance. The Corporation shall maintain such insurance as is typically maintained by prudent companies in the same line of business as the Corporation, and, without limitation of the generality of the foregoing, shall maintain all insurance required under the Act.

(t)    Waiver. Any variance from the covenants of the Corporation or the Funds pursuant to this Section 5 shall be permitted only with the prior written consent and/or waiver of the Bank. Any such variance by consent and/or waiver shall relate solely to the variance addressed in such consent and/or waiver, and shall not operate as the Bank's consent and/or waiver to any other variance of the same covenant or other covenants, nor shall it preclude the exercise by the Bank of any power or right under this Agreement, other than with respect to such variance.

(u)    Further Assurances. The Corporation shall take all such further actions and execute all such further documents and instruments as the Bank may at any time reasonably determine may be necessary or desirable hereunder.

6.    Conditions Precedent.

(a)    Conditions Precedent to the Effective Date. This Agreement shall become effective on the date (the “Effective Date”) on which the following conditions precedent shall have been satisfied or waived by the Bank in its sole and absolute discretion:

(i)    Proof of Action; Incumbency. The Bank shall have received an Officer's Certificate from the Corporation dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the Articles of Incorporation or other organizational and governing documents of the Corporation as in effect as of the Effective Date, (B) that attached thereto is the true and correct copy of the records of all action taken by the Corporation to authorize its execution and delivery of this Agreement and the other Loan Documents (and the Loans to its Funds contemplated hereby and thereby), and (C) as to the incumbency, the name and specimen signature of each individual who shall be authorized (each an “Authorized Officer”) (1) to request Loans, sign, in the name of the Corporation and its Funds, this Agreement and the other Loan Documents, and (2) to give certificates and notices (including without limitation, new Officer’s Certificates) and to take other action on its behalf and on behalf of its Funds under this Agreement. Only Authorized Officers who are duly elected executive officers of the Corporation are authorized to provide the Bank with the names of such Authorized Officers to be added to or deleted from status as such Authorized Officers, or the names of others authorized to undertake Loan requests hereunder.

(ii)    Loan Documents. The Bank shall have received this Agreement and the Note, both fully executed by the Corporation on behalf of each Borrowing Fund.

(iii)    Representations and Warranties. The Bank shall have received from the Corporation an Officer's Certificate to the effect that each of the representations and warranties made by the Corporation in this Agreement and in the other Loan Documents is true and correct, substantially in the form of Exhibit E attached hereto and made a part hereof.

(iv)    No Default. The Bank shall have received from the Corporation an Officer's Certificate to the effect that no Default or Event of Default of such Corporation or its Funds is continuing on the Effective Date, or would result from the transactions contemplated to occur on the Effective Date.

(v)    Opinion. The Corporation shall have delivered to the Bank an opinion of counsel reasonably acceptable to the Bank dated the Effective Date, substantially in the form of Exhibit G attached hereto and made a part hereof.

(vi)    Form U-1. To the extent applicable, the Corporation shall have executed and delivered to the Bank in connection herewith a Federal Reserve Form U-1, in form and substance satisfactory to the Bank (“Form U-1”).

(vii)    Expenses. The Corporation and/or its Funds shall have paid to the Bank the fees, expenses and disbursements required to be paid pursuant to Section 8(d) hereof.

(viii)    Financial Statements. The Corporation shall have provided the Bank with (A) audited financial statements for each Fund’s most recently ended fiscal year, (B) the then current forms of Prospectuses and (C) the then current Fund Statements (which may be provided electronically in the manner specified in the second paragraph of Section 5(b)).

(b)    Conditions Precedent to Each Loan. The making of each Loan to a Borrowing Fund is subject to the sole discretion of the Bank and the satisfaction of each of the following conditions precedent, unless waived by the Bank in its sole and absolute discretion:

(i)    Loan Request. The Bank shall have received a request for such Loan in compliance with Section 2(c) hereof.

(ii)    Default. Before and after giving effect to such Loan, or any portion thereof, no Default or Event of Default with respect to the requesting Borrowing Fund or the Corporation shall have occurred and be continuing.

(iii)    Representations and Warranties. Before and after giving effect to such Loan or any portion thereof, the representations and warranties of such Borrowing Fund and the Corporation in respect of itself and such Borrowing Fund set forth herein and in the other Loan Documents shall be true and correct in all material respects as though made on the date of such Loan.

(iv)    Adverse Change. There shall have been no material adverse change in the business or financial condition of the Corporation or the requesting Borrowing Fund since the Effective Date.

(v)    Form U-1. To the extent applicable, the Corporation shall have delivered to the Bank as a supplement to Form U-1 a current list of the assets of such Borrowing Fund which adequately supports the credit extended under this Agreement to such Borrowing Fund.

(vi)    Other Actions. The Corporation shall take such other actions and deliver to the Bank such other documents, certificates and instruments as the Bank may reasonably request to evidence, protect or perfect the Loan to such Borrowing Fund.

7.    Events of Default. If any of the following events (each, an “Event of Default”) shall occur as to the Corporation or a Borrowing Fund of the Corporation, then the Bank may without further notice or demand, accelerate the Loans to such Borrowing Fund in question and declare them to be, and thereupon such Loans shall become, immediately due and payable (except that upon the occurrence of an Event of Default as described in Section 7(h) or (i) below, such Loans shall be automatically due and payable) and the Borrowing Fund in question or, at the option of the Bank, any other or all Borrowing Funds hereunder, may not request further Loans hereunder (or if already requested, such Borrowing Fund or any other or all Borrowing Funds hereunder, as the case may be, may not receive the proceeds of any Loans hereunder), and, regardless of whether or not such Loans shall have been accelerated, the Bank shall have all rights provided herein and in any of the other Loan Documents or otherwise provided by law including without limitation:

(a)    The Borrowing Fund in question shall not have paid or repaid to the Bank any principal of or any interest on the Loans to it or any other obligation of such Fund hereunder or under any of the other Loan Documents when due, whether by reason of demand, acceleration or otherwise; or

(b)    There shall have occurred any other violation or breach or any covenant, agreement or condition contained herein or in any other Loan Document by such Borrowing Fund or the Corporation except that (i) in the event of a Default of the Corporation's obligation to deliver the daily statements in respect of such Borrowing Fund required under Section 5(b)(ii), such Default shall not constitute an Event of Default hereunder unless the Bank has notified the Corporation of such Default and the Corporation has not cured such Default within thirty-six (36) hours of receiving such notice and (ii) in the event of any other violation or breach of any other covenant, agreement or condition, such Default shall not constitute an Event of Default hereunder if such Default is susceptible of cure and such Default is not cured within 10 days following the earlier of the date the Corporation should have known of such Default or the date upon which written notice thereof is given to the Corporation by the Bank; or

(c)    The Borrowing Fund in question shall not have paid when due any other Indebtedness, or the holder of such other Indebtedness shall have declared such Indebtedness due prior to its stated maturity because of such Borrowing Fund’s default thereunder or such Borrowing Fund shall have failed to perform any of its obligations under agreements relating to Indebtedness which failure would, if not cured, give the holder of such Indebtedness the right to accelerate the maturity of such Indebtedness; or

(d)    There shall have occurred any violation or breach of any covenant, agreement or condition contained in any other agreement between the Borrowing Fund in question and the Bank or between the Corporation and the Bank; or

(e)    The Borrowing Fund in question or the Corporation shall not have performed their obligations under any agreement material to its business resulting in the termination of such agreement; or

(f)    Any representation or warranty made or deemed made herein or in any other Loan Document or writing furnished in connection with this Agreement by the

Corporation as to itself or such Borrowing Fund in question shall have proven to be false in any material respect when made or when deemed to have been made; or

(g)    The Borrowing Fund in question shall have been unable to pay its debts as due; or

(h)    The Borrowing Fund in question shall have made an assignment for the benefit of creditors; or

(i)    The Borrowing Fund in question shall have applied for the appointment of a trustee or receiver for any part of its assets or shall have commenced any proceedings relating to such Borrowing Fund under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction; or any such application shall have been filed, or any such proceedings shall have commenced, against such Borrowing Fund, and either such Borrowing Fund (or the Corporation on its behalf) shall have indicated its approval, consent or acquiescence thereto or such proceedings shall not have been dismissed within sixty (60) days; or an order shall have been entered appointing such trustee or receiver, or adjudicating such Borrowing Fund bankrupt or insolvent, or approving the petition in any such proceedings; or

(j)    Any material part of the operation of the Borrowing Fund in question (or the operations of the Corporation in respect of such Borrowing Fund) shall have ceased; or

(k)    Any final judgment which, together with other outstanding judgments against the Borrowing Fund in question, causes the aggregate of such judgments to exceed One Hundred Thousand Dollars ($100,000), shall have been rendered against such Borrowing Fund which is not covered by insurance as to which the relevant insurance company has acknowledged coverage; or

(l)    There shall have occurred any material adverse change in the business or financial condition of the Corporation or the Borrowing Fund in question or its ability to repay the Loans to it or the validity or enforceability or priority of any Liens granted to the Bank by or on behalf of such Borrowing Fund under the Loan Documents; or

(m)    Robert W. Baird & Co. Incorporated shall no longer be the Advisor to the Borrowing Fund; or

(n)    The Advisor fails to comply in any material respect with Applicable Law in managing any of the Funds or if the Advisor, Corporation or any Fund becomes subject to any court or Governmental Authority order which could reasonably be expected to have a material adverse effect on the business operations or financial condition of the Borrowing Fund; or

(o)    Any Change of Control occurs; or

(p)    The Bank shall no longer be the Custodian of the assets of such Borrowing Fund (or such Fund or the Corporation has evidenced any intent to remove the Bank as Custodian).

8.    Miscellaneous.

(a)    Lien; Right of Set-Off. Each Borrowing Fund hereby grants to the Bank a continuing lien and security interest in and to any and all moneys, securities and other properties of such Fund and the proceeds thereof now or hereafter held or received by or in transit to the Bank from or for the account of such Fund, whether for safekeeping, pledge, transmission, collection or otherwise, and also upon any and all deposits (general and special), account balances and credits of such Fund with the Bank at any time existing. In addition to all statutory rights of the Bank, the Bank is hereby authorized at any time and from time to time after the occurrence and during the continuance of an Event of Default by a Borrowing Fund, without prior notice to such Borrowing Fund or the Corporation, to set-off, appropriate, apply and enforce said lien and security interest in any and all items of such Borrowing Fund hereinbefore in this clause (a) referred to (and including all account members related thereto) against all obligations of such Borrowing Fund arising under this Agreement or any of the other Loan Documents (as they apply to such Borrowing Fund), and such Borrowing Fund shall continue to be liable to the Bank for any deficiency with interest at the rate set forth herein.

(b)    Delay. No delay, omission or forbearance on the part of the Bank in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial delay, omission or forbearance in the exercise of any other power or right. The rights and remedies of the Bank herein provided are cumulative, shall be interpreted in all respects in favor of the Bank, and are not exclusive of any other rights and remedies provided by law.

(c)    Notice. Except as otherwise expressly provided in this Agreement, any notice hereunder shall be in writing and shall be given by personal delivery, telecopy, e-mail or overnight courier or registered or certified mail, postage prepaid, and addressed to the parties at their addresses set forth below:

Bank:	U.S. Bank National Association
425 Walnut Street
Mail Location CN-OH-W6TC
Cincinnati, Ohio 45202
Attention: Lissets Garcia
Telephone: (513) 632-4413
Fax: (866) 351-8893
E-Mail: lissets.garcia@usbank.com

Corporation	Baird Funds, Inc.
or its Funds:	777 East Wisconsin Avenue, 18th Floor
Milwaukee, Wisconsin 53202
Attention: Mary Ellen Stanek
President
Telephone: (414) 298-1061
E-Mail: mstanek@rwbaird.com

The Corporation or the Bank may, by written notice to the other as provided herein, designate another address or number for purposes of giving notices hereunder. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given: (i) on the date of receipt if delivered by hand or overnight courier service, (ii) when delivered (or if not given during normal business hours for the recipient, at the opening of business on the next business day for the recipient) if given by telecopy or e-mail, and (iii) on the date five (5) Business Days after dispatch by certified or registered mail if mailed (or, if sooner, on the date of actual receipt), in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8(c) or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8(c).

(d)    Expenses; Indemnity. The Borrowing Funds (or, if related only to a certain Borrowing Fund or Funds, such related Borrowing Funds) shall, pro rata based on the respective outstanding Loan amounts, pay or reimburse the Bank for all reasonable out-of-pocket expenses of the Bank and its employees (including reasonable attorney's fees, charges and other legal expenses of outside counsel (determined on the basis of such attorney’s generally approved rates, which may be higher than the rates such attorneys charge the Bank in certain unrelated matters), but excluding the salaries of the Bank's own employees) incurred by the Bank in entering into and closing this Agreement, preparing the documentation in connection herewith, and administering or enforcing the obligations of the Borrowing Funds hereunder or under any of the other Loan Documents, and the Corporation agrees to cause the Funds to pay the Bank upon demand for the same. Each Borrowing Fund further agrees to defend, indemnify and hold the Bank harmless from any liability, obligation, cost, damage or expense, including attorney's fees and legal expenses for taxes, fees or third party claims which may arise or be related to the execution, delivery or performance of this Agreement or any of the other Loan Documents by or on behalf of such Borrowing Fund, except in the case of gross negligence or willful misconduct on the part of the Bank.

e.    Survival. All covenants and agreements of any Borrowing Fund and the Corporation made herein or otherwise in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall remain in effect so long as any obligations of such Borrowing Fund are outstanding hereunder or under any of the other Loan Documents. The obligations set forth in Sections 3(c), 3(d) and 8(d) shall survive the termination of this Agreement and repayment of the Obligations.

f.    Severability. Any provision of this Agreement or any of the other Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition of enforceability without invalidating the remaining portions hereof or affecting the validity or enforceability or such provision in any other jurisdiction.

g.    Governing Law. The Loans shall be deemed made in Ohio and this Agreement and all of the other Loan Documents, and all of the rights and obligations of the Borrowing Funds, the Corporation and the Bank hereunder and thereunder, shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance. Without limitation on the ability of the Bank to exercise all of its set-off rights or to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, the Borrowing Funds, the Corporation and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to the Loans and/or this Agreement and/or any of the other Loan Documents shall be commenced and maintained exclusively in the District Court of the United States for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio. The Borrowing Funds, the Corporation and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (i) served personally or by registered or certified mail to the other party at any of its addresses noted herein, or (ii) as otherwise provided under the laws of the State of Ohio. The Borrowing Funds, the Corporation and the Bank hereby waive all rights to trial by jury in any proceeding arising out of or related to the transactions contemplated hereunder or under any of the other Loan Documents. The interest rate and all other terms of the Loans negotiated with the Borrowing Funds are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.

(h)    Successors. This Agreement shall be binding upon and inure to the benefit of the Borrowing Funds, the Corporation and the Bank and their respective successors and assigns. The Borrowing Funds and the Corporation shall not assign their respective rights or delegate their respective duties hereunder or under any other Loan Document without the prior written consent of the Bank. The Bank may at any time, without the consent of the Corporation and/or any Borrower, sell, assign, transfer, grant participations in, or otherwise dispose of any portion of its rights and obligations under the Loan Documents to any other Person and may provide information regarding the Corporation, any Borrower, the Loan Documents and/or the Obligations to prospective assignees, transferees and participants.

(i)    Amendment. This Agreement may not be modified or amended except in writing signed by authorized officers of the Bank and the Corporation.

(j)    Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(k)    Limitations. (1) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the parties hereto acknowledge and agree that the facility hereunder and under the other Loan Documents is intended to function as if each Fund had entered into a separate, unrelated facility with Bank and no cross-default or cross-collateralization shall exist with respect to the obligations of any Borrowing Fund in relation to any other Fund (subject, however, to the right of the Bank as noted in Section 7 above, at its option upon any Event of Default by one Borrowing Fund hereunder to deny further Loans to other Borrowing Funds). In no event shall the rights, obligations or remedies of Bank with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. Specifically, and without otherwise limiting the scope of this paragraph: (i) Bank’s remedies under this Agreement and the other Loan Documents upon the occurrence of an Event of Default shall be determined as if each Fund had entered into a separate loan facility with Bank; and (ii) no assets held by the Bank by or on behalf of any Fund shall secure the obligations of any other Fund under this Agreement and the other Loan Documents and Bank shall have no right to set off claims related to Loans entered into by a particular Fund against claims related to Loans entered into by any other Fund. (2) It is further acknowledged and agreed that the Corporation is entering into this Agreement and the other Loan Documents solely on behalf of its Funds and the Loan Documents are not intended to create obligations of the Corporation independent of such Funds, the obligations of the Corporation under the Loan Documents being limited to causing its Funds to comply with the terms and conditions thereof, except for obligations specifically imposed upon the Corporation pursuant to the terms of the Loan Documents.

(l)    USA PATRIOT Act Notification. The following notification is provided to the Corporation and the Borrowing Funds pursuant to Section 326 of the PATRIOT Act: The Bank hereby notifies the Corporation and Borrowing Fund (each a “Loan Party”) that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Bank to identify such Loan Party in accordance with the PATRIOT Act.

(m)    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The foregoing sentence shall also apply to each other Loan Document.

(n)    Document Imaging; Telecopy and PDF Signatures; Electronic Signatures. Without notice to or consent of the Corporation or any Borrower, the Bank may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrowers and any other parties thereto. The Bank may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Bank’s possession constituting an “authoritative copy” under UETA. If the Bank agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Bank agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the Loan Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other states laws based on, or similar in effect to, such acts. The Bank may rely on any such electronic signatures without further inquiry.

(o)    Confidentiality. The Bank agrees to use its best efforts to treat confidentially and as proprietary information of the Corporation, all records and other information relative to the Corporation and the assets of the Funds and not to use such records and information for any purpose other than in connection with the Loan Documents, except (i) after prior notification to and approval in writing by the Corporation, which approval shall not be unreasonably withheld and may not be withheld where the Bank may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that, to the extent permitted by law, the Bank shall provide the Corporation notice prior to such disclosure, or (iii) when so requested by the Corporation. Records and other information which have become known to the public through no wrongful act of the Bank, and information that was already in the possession of the Bank prior to receipt thereof from the Corporation or its agent, shall not be subject to this paragraph. The Bank shall use its best efforts to have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Corporation or any Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE BANK:

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Lissets Garcia
Lissets Garcia
Assistant Vice President

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE BANK.

BAIRD FUNDS, INC.
not individually but solely on behalf of its Funds listed on Exhibit A to this Agreement, separately and not jointly

By: /s/ Mary Ellen Stanek
Mary Ellen Stanek
President

EXHIBITS:
A.- Listing of Borrowing Funds
B.- Note
C.- Officer’s Certificate
D.- Form of Loan Request
E.- Opinion of Counsel

EXHIBIT A

To Loan Agreement

Fund Name	Account Number
Baird Short-Term Bond Fund	19-0549
Baird Intermediate Bond Fund	19-0546
Baird Aggregate Bond Fund	19-0548
Baird Quality Intermediate Municipal Bond Fund	19-0551
Baird Core Plus Bond Fund	19-0547
Baird Mid Cap Growth Fund	19-0552
Baird Equity Opportunity Fund	19-0591
Baird Ultra Short Bond Fund	19-0592
Baird Short-Term Municipal Bond Fund	19-0593
Baird Core Intermediate Municipal Bond Fund	19-0594
Baird Small/Mid Cap Growth Fund	19-0693
Chautauqua Global Growth Fund	19-0692
Chautauqua International Growth Fund	19-0691
Baird Strategic Municipal Bond Fund	19-0696
Baird Municipal Bond Fund	19-0697

EXHIBIT B

AMENDED AND RESTATED
PROMISSORY NOTE

$850,000,000 Cincinnati, Ohio
May 23, 2022

BAIRD FUNDS, INC., a Wisconsin corporation (“Corporation”), not individually but only on behalf of its Funds listed in Schedule “A” (attached hereto and made a part hereof) for which a borrowing is requested (each a “Borrower” or “Borrowing Fund” and collectively the “Borrowers” or “Borrowing Funds” hereunder), for value received, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, (the “Bank”), or its successors or assigns, on or before May 22, 2023, or such earlier date specified in the Loan Agreement as the Maturity Date (“Maturity Date”), the principal sum of Eight Hundred Fifty Million Dollars ($850,000,000), or such portion thereof as may be outstanding from time to time as Loans to the Borrowers which are related to the Corporation under the hereinafter-described Loan Agreement, together with interest thereon as hereinafter provided.

This Note is a “Note” to which reference is made in the Amended and Restated Loan Agreement dated as of even date herewith between the Borrowers and the Corporation party thereto and the Bank (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) and is subject to the terms and conditions thereof, including without limitation the terms thereof providing for acceleration of maturity of the loans made by the Bank to the Borrowers under the Loan Agreement and evidenced by this Note (the “Loans”).

This Note shall bear interest at a rate per annum equal to the greater of one percent (1.0%) or the Prime Rate minus two percent (2.0%), which interest shall be payable monthly, in arrears, commencing on June 1, 2022 and on the first day of each month thereafter and on the date specified in clause (b) of the definition of Maturity Date; provided that a Borrowing Fund may at its option pay such interest whenever all or any part of its Loans are due, whether on the Maturity Date, by virtue of a mandatory prepayment, or by reason of demand, acceleration or otherwise (on the amount then due) and whenever such Borrowing Fund repays all or part of such Borrowing Fund’s Loan as a voluntary prepayment. Interest on this Note shall be computed on the basis of a year consisting of three hundred sixty (360) days but applied to the actual number of days elapsed.

As used herein, the term “Prime Rate” shall mean the rate which the Bank announces as its prime lending rate, as in effect from time to time. The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs and does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial or other loans at rates of interest at, above or below the Prime Rate.

The principal of this Note is subject to mandatory prepayments, as follows: (i) if the aggregate principal amount of the Loans outstanding to any Borrower exceeds the Borrowing Fund Limit for such Borrower at any time, such excess shall be immediately due and payable, (ii) if the aggregate principal amount of the Loans outstanding to all Borrowing Funds under the Loan Agreement exceeds the Maximum Amount at any time, the Borrower’s pro rata share of such excess (as determined pursuant to section 3(a) of the Loan Agreement) shall be immediately due and payable and (iii) the principal of this Note shall be due and payable in full on the Maturity Date and, if earlier, the date on which the Loans become due, whether by virtue of demand, acceleration or otherwise. This Note may be voluntarily prepaid in whole or in part at any time, without premium or penalty; provided, however that each prepayment of principal shall be in an amount equal to no less than $1,000.00 (or, if less, the then-outstanding balance of this Note).

If any payment due from a Borrowing Fund is not made within ten (10) days after the date due, such Borrowing Fund shall pay the Bank an amount equal to five percent (5%) of such payment or $50.00, whichever is greater.

An “Event of Default” as described in the Loan Agreement with respect to a Borrower shall constitute an Event of Default hereunder. Upon the occurrence and during the continuance of such an Event of Default, the Bank shall have all rights and remedies provided herein, in the Loan Agreement and otherwise available at law or in equity with respect to such Borrower. At the option of the Bank, upon the occurrence and during the continuance of any Event of Default with respect to a Borrowing Fund, this Note shall bear interest applicable to such Borrowing Fund (computed and adjusted in the same manner, and with the same effect, as interest prior to the occurrence of such Event of Default) payable on demand at a rate equal to three percent (3%) per annum in excess of the otherwise applicable rate.

All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at 425 Walnut Street, Cincinnati, Ohio 45202, M.L. CN-OH- W6TC, or at such other place as may be designated by the holder hereof to the Borrower in writing. Each Borrower and the Corporation authorize the Bank to charge any account, in the name of such Borrower, or charge or increase any loan balance of such Borrower at the Bank for the amount of any interest or principal payments due to the Bank hereunder. The Bank is further authorized by each Borrower and the Corporation to enter from time to time the balance of this Note and all payments thereon on the reverse of this Note or in the Bank’s regularly maintained data processing records, and the aggregate unpaid amount set forth thereon or therein shall be presumptive evidence of the amount owing to the Bank and unpaid on this Note, absent manifest error.

The Borrowing Fund’s and the Corporation’s obligations under this Note are subject to the limitations set forth in Section 8(k) of the Loan Agreement, which provisions are incorporated by reference as if set forth in full herein. If any term or condition of this Note conflicts with the express terms or conditions of the Loan

Agreement, the terms and conditions of the Loan Agreement shall control. Terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

IMPORTANT: This Note shall be deemed made in Ohio and shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance.

Without limitation on the ability of the Bank to exercise all of its rights as to the Collateral provided by the Borrower or to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, each Borrower and the Corporation and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to this Note shall be commenced and maintained exclusively in the United States District Court for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio. The Borrowers, the Corporation and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (i) served personally or by registered or certified mail to the other party at any of its addresses noted herein, or (ii) as otherwise provided under the laws of the State of Ohio. The Borrower, the Corporation and the Bank hereby waive all rights to trial by jury in any proceeding arising out of or related to this Note. The interest rate and all other terms of this Note negotiated with the Borrowers are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.

Presentment for payment, notice of dishonor, protest, demand, notice of protest and all other notices are hereby waived.

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE BANK.

BAIRD FUNDS, INC.
not individually but solely on behalf of its Funds listed on Exhibit A to this Agreement, separately and not jointly

By: /s/ Mary Ellen Stanek
Mary Ellen Stanek
President

Schedule “A”

To Amended and Restated Promissory Note

Fund Name	Account Number
Baird Short-Term Bond Fund	19-0549
Baird Intermediate Bond Fund	19-0546
Baird Aggregate Bond Fund	19-0548
Baird Quality Intermediate Municipal Bond Fund	19-0551
Baird Core Plus Bond Fund	19-0547
Baird Mid Cap Growth Fund	19-0552
Baird Equity Opportunity Fund	19-0591
Baird Ultra Short Bond Fund	19-0592
Baird Short-Term Municipal Bond Fund	19-0593
Baird Core Intermediate Municipal Bond Fund	19-0594
Baird Small/Mid Cap Growth Fund	19-0693
Chautauqua Global Growth Fund	19-0692
Chautauqua International Growth Fund	19-0691
Baird Strategic Municipal Bond Fund	19-0696
Baird Municipal Bond Fund	19-0697

EXHIBIT C

OFFICER’S CERTIFICATE

BAIRD FUNDS, INC., a Wisconsin corporation (the “Corporation”), is entering into and/or continuing a loan transaction with U.S. Bank National Association (the “Bank”) pursuant to an amended and restated loan agreement effective as of even date herewith (the “Loan Agreement”). In that connection, the undersigned certifies:

1.Attached hereto as Schedule 1 is a true copy of the Articles of Incorporation of the Corporation which has been filed (or a certificate as to which has been filed) with the Office of the Department of Financial Institutions of Wisconsin and which has not been modified, rescinded or superseded and remains in full force and effect as of the date hereof.

2.Attached hereto as Schedule 2 is a true copy of the duly adopted By-Laws of the Corporation, each of which has not been modified, rescinded or superseded and remains in full force and effect as of the date hereof.

3.Attached hereto as Schedule 3 are true copies of certain resolutions authorizing the loan transactions which were duly adopted by the Board of Directors of the Corporation, and each of which have not been amended, rescinded or superseded and remains in full force and effect as of the date hereof.

4.The Corporation is not a party to any agreement that adversely affects, or would be violated by its entering into, the loan transactions and any documents or instruments related thereto.

5.The execution and delivery of such loan facility documents (A) does not violate or constitute on the part of the Corporation a breach or default under (i) the Corporation’s Articles of Incorporation, By-Laws or other organization or governing documents or any Fund Statement or Prospectus of a Fund (as defined in Section 1(a) of the Loan Agreement), (ii) any applicable provision of statutory law or regulations, (iii) any order, judgment or decree of any court, governmental agency or authority, or (iv) any agreement with any third party, and (B) does not require the approval or consent of any governmental body or other person.

6.No Event of Default (as defined in Section 7 of the Loan Agreement) or any event which, with the passage of time or the giving of notice, might mature into an Event of Default has occurred or is continuing as of the date hereof.

7.The representations and warranties in Section 4 of the Loan Agreement are true and correct in all material respects as of the date hereof (except for those limited to or expressed only as of a prior specific date).

8.The persons listed below are each of the duly elected executive officers of the Corporation or the Advisor and (a) each is an Authorized Officer under the Loan

Agreement and is authorized to execute on behalf of the Corporation and deliver to the Bank this Certificate and all other documents and instruments described in the aforesaid resolutions of the Corporation and in Section 6(a)(i) of the Loan Agreement and (b) each of the undersigned who are such duly elected executive officers of the Corporation is authorized to provide the Bank in the future with the names of additional Authorized Officers and/or the deletions of any such Authorized Officers under the Loan Agreement. In order to facilitate the ability of the Bank to accept from the Corporation or any Borrowing Fund from time to time any document or instrument executed pursuant to or in accordance with the Loan Agreement specifically (but without limitation) Sections 2(c), 6(a)(i) or 8(n), including through the use of secure digital encryption technology, such as DocuSign eSignature®, the Corporation on behalf of the Borrowing Funds hereby confirms to the Bank that its Authorized Officers and other additional persons designated by such an Authorized Officer as authorized to request advances and direct repayments under the Loan Agreement (and their titles, respective email addresses and signatures) on file with the Bank, are those to whom the Bank may send such instructions for electronic signatures. As of the date hereof, these are as follows.

Name	Title	Email Addres

Mary Ellen Stanek	President	MStanek@rwbaird.com
Peter Hammond	Vice President	phammond@rwbaird.com
Dustin J. Hutter	Treasurer	DHutter@rwbaird.com
Mandy L. Hess	Assistant Treasurer	MHess@rwbaird.com
Warren D. Pierson, CFA	Managing Director of the Advisor	WPierson@rwbaird.com
Jay E. Schwister, CFA	Managing Director of the Advisor	JSchwister@rwbaird.com
Heidi Schneider	Managing Director of the Advisor	HSchneider@rwbaird.com
M. Sharon deGuzmas	Managing Director of the Advisor	SdeGuzman@rwbaird.com
Reik Read	Managing Director of the Advisor	rread@rwbaird.com
Angela Sell	Business Analyst	asell@rwbaird.com

Any such Authorized Officer who is an executive officer of the Corporation may, from time to time, notify the Bank in writing of changes to the list of such Authorized Officers or such other persons, their titles and/or their email addresses for purposes of requesting advances, making repayments or receiving instructions regarding electronic signatures on the Authorized Officers and signers change request form (the “Signatory Update Form”) attached hereto as Schedule C-1.

Dated as of May 23, 2022

BAIRD FUNDS, INC.

By: _________________________
Mary Ellen Stanek
President

SCHEDULE C-1
To Officer’s Certificate
Signature Authority Update Form

Date

Lissets Garcia
Assistant Vice President
U.S. Bank Mutual Fund Lending
425 Walnut Street, CN-OH-W6TC
Cincinnati, Ohio 45202

Dear Lissets:

Baird Funds, Inc. (the “Corporation”) would like to add additional Authorized Officers and/or additional persons authorized to request advances and direct repayments under the Loan Agreement with the Bank.

Please add the following names and signatures as Authorized Officers:

Signature: (Name) (date)
(Title)
(Email)

Signature: (Name) (date)
(Title)
(Email)

Please add the following names as persons authorized to request advances and direct repayments:

(Name)
(Title)
(Email)

(Name)
(Title)
(Email)

The undersigned, as an existing executive officer and Authorized Officer of the Corporation: (a) approved the addition of the individuals listed above, and (b) certifies that the undersigned has been authorized to do so by the Board of Directors of the Corporation.

_________________________________
(Name)
(Title)
(Corporation)

EXHIBIT D

FORM OF LOAN REQUEST

U.S. Bank National Association
425 Walnut Street, M.L. CN-OH-W6TC
Cincinnati, Ohio 45202
Attention: Lissets Garcia

Ladies and Gentlemen:

This loan request is delivered to you pursuant to Section 2(c) of that certain Amended and Restated Loan Agreement (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) dated effective as of May 23, 2022 between U.S. Bank National Association (the “Bank”) and BAIRD FUNDS, INC. (the “Corporation”) relating to the separate Funds specified in the Loan Agreement (the “Borrowing Fund”). Capitalized terms used herein without definition shall have the meaning assigned to such terms in the Loan Agreement unless the context otherwise requires.

The Corporation hereby [requests] [confirm the verbal request made by the Corporation prior to 2:00 p.m. on the date hereof for] a Loan on this date from the Bank in the aggregate principal amount of $ , on behalf of the Borrowing Fund specified below. The Corporation hereby certifies, represents and warrants that on the date hereof, both before and after giving effect to the requested Loan or any portion thereof:

a.The principal amount of the requested Loans will not cause the Maximum Amount or the Borrowing Fund Limit for such Borrowing Fund to be exceeded;

b.No Default or Event of Default has occurred and is continuing, nor will the making of such Loan cause a Default or Event of Default to occur;

c.All representations and warranties of the Corporation relating to itself and the Fund set forth in the Loan Documents are and will be true and correct in all material respects as though made on the date hereof;

d.Since the Effective Date, there has not been any material adverse change in the business or financial condition of the Corporation or any Fund, nor has there been a material adverse change in respect of the validity or enforceability or priority of any Liens granted by or on behalf of the Fund to the Bank under the Loan Documents;

e.The proceeds of the Loan requested hereunder will not be used for any purpose that is not permitted under the relevant Fund Statement and Prospectus; and

f.Upon receipt by the Bank of this loan request, all conditions set forth in Section 6(b) of the Loan Agreement will have been satisfied.

IN WITNESS WHEREOF, the Corporation has caused this loan request to be executed and delivered by its duly Authorized Officer as of this day of
, 20 .

FUNDS (check one)

☐	Baird Short-Term Bond Fund
☐	Baird Intermediate Bond Fund
☐	Baird Aggregate Bond Fund
☐	Baird Quality Intermediate Municipal Bond Fund
☐	Baird Core Plus Bond Fund
☐	Baird Mid Cap Growth Fund
☐	Baird Equity Opportunity Fund
☐	Baird Ultra Short Bond Fund
☐	Baird Short-Term Municipal Bond Fund
☐	Baird Core Intermediate Municipal Bond Fund
☐	Baird Small/Mid Cap Growth Fund
☐	Chautauqua Global Growth Fund
☐	Chautauqua International Growth Fund
☐	Baird Strategic Municipal Bond Fund
☐	Baird Municipal Bond Fund

By:
Name:
Title:

EXHIBIT E

FORM OF OPINION OF BORROWER’S COUNSEL

We have acted as counsel to BAIRD FUNDS, INC., a Wisconsin corporation (the “Corporation”), in connection with a loan in an amount of up to $850,000,000 being made by U.S. Bank National Association (the “Bank”) to the borrower funds of said Corporation (the “Borrowing Funds”). In this regard, we have examined the following documents (collectively, the “Loan Documents”):

i.Amended and Restated Loan Agreement dated (or to be dated) effective as of May 23, 2022 between the Corporation (on behalf of the Borrowing Funds), and the Bank (the “Loan Agreement”);

ii.Amended and Restated Promissory Note dated effective as of even date therewith given by the Corporation (on behalf of the Borrowing Funds) to the Bank; and

iii.If applicable, Federal Reserve Form U-1 given by the Borrower to the Bank.

On the basis of the foregoing, we are of the opinion that:

1.The Corporation is organized, validly existing and has not filed articles of dissolution under the laws of the State of Wisconsin and is registered as an investment company under the Investment Company Act of 1940, as amended.

2.The Borrowing Funds have full power and authority to own its assets and to conduct its business as a management investment company.

3.Each Fund is a duly created and validly existing Series (as defined in the Loan Agreement of the Borrower).

4.The Corporation has full power and authority to execute the Loan Documents on behalf of the Borrowing Funds and the Borrowing Funds to perform their obligations thereunder.

5.The execution and delivery of, and the performance by the Corporation (on behalf of its Borrowing Funds) of their obligations under the Loan Documents (a) have been duly authorized by all necessary action, (b) are not in conflict with and do not violate any provisions of the Corporation’s currently existing Articles of Incorporation, By-Laws or other organizational or governing documents or the Registration Statement,
(c) do not violate any statute or regulation of the United States or the Wisconsin Business Corporation Law applicable to the Corporation, and (d) to our knowledge do not violate any other applicable law, statute, rule or regulation or any order or decree or conflict with or result in any breach or default under any document, instrument or agreement.

6.The Loan Documents have been duly executed and delivered by the Corporation and assuming due authorization, execution and delivery of the Loan Documents, as applicable, by the Bank constitute the legal, valid, binding obligations of the Corporation and Borrowing Funds enforceable in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies.